CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use of our audit report dated March 29, 2007, except for Note 16 as to which the date is April 9, 2007, in this Form SB-2-A1 of Wizzard Software Corporation and Subsidiaries for the years ended December 31, 2006 and 2005, which is part of this Form SB2-A1 and all references to our firm included in this Form SB-2-A1.

Gregory & Associates, LLC

Salt Lake City, Utah

April 17, 2007